Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-159282) of our report dated March 31, 2009, relating to the consolidated financial statements of NeoStem, Inc. and Subsidiaries (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s Registration Statement on Form S-4 (File No. 333-160578), declared effective by the U.S. Securities and Exchange Commission on October 7, 2009.

/s/ HOLTZ RUBENSTEIN REMINICK LLP

Holtz Rubenstein Reminick LLP
Melville, New York
October 29, 2009